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                                                                 EXHIBIT (a)(12)

NEWS RELEASE                                                  MACKENZIE
                                                              PARTNERS, INC
                                                              156 FIFTH AVENUE
                                                              NEW YORK, NY 10010
                                                              212 929-5500
                                                              FAX 212 929-0308

FOR IMMEDIATE RELEASE:
---------------------

CONTACT:
BOB MARESE
MACKENZIE PARTNERS, INC.
212-929-5500

                          SAGE COMPLETES TENDER OFFER
                     FOR SHARES OF STATE OF THE ART, INC.


NEWCASTLE UPON TYNE, ENGLAND - MARCH 3, 1998 - The Sage Group plc and Rose Acquisition Corp. (collectively, "Sage") announced today that Sage has completed its tender offer for all of the outstanding shares of common stock of State Of The Art, Inc. ("State Of The Art") at $22.00 net per share.

The offered expired, as scheduled, at 12:00 midnight (New York City time) on Monday, March 2, 1998.

As of the termination of the offer, based on a preliminary count from the Depositary, ChaseMellon Shareholders Services, L.L.C., approximately 11,024,315 shares, including approximately 180,829 shares tendered by guaranteed delivery, of State Of The Art common stock had been tendered and not withdrawn. As a result of the tender offer, Sage will own approximately 98.6% of the outstanding shares of common stock of State Of The Art. Subject to the terms of the merger agreement among The Sage Group plc, Rose Acquisition Corp. and State Of The Art, shares of common stock of State Of The Art not tendered will be converted into the right to receive $22.00 net per share pursuant to a second-step merger between Rose Acquisition Corp. and State Of The Art.

State Of The Art, headquartered in Irvine, California, provides accounting software for small-to-medium-sized businesses and distributes its products through a reseller network.

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